Press Release

ALCAN FIRST QUARTER 2007 SETS NEW EARNINGS RECORDS
POSITIVE SECOND QUARTER OUTLOOK BASED ON LME STRENGTH

FINANCIAL HIGHLIGHTS

Record income from continuing operations of $1.60 per common share compared to $1.21 a year earlier and $1.12 in the fourth quarter of 2006;
Record operating earnings of $1.67 per common share compared to $1.26 a year earlier and $1.09 in the fourth quarter of 2006;
Cash flow from operating activities in continuing operations of $582 million, a first-quarter record, compared to $362 million a year earlier and a record $1.1 billion in the fourth quarter of 2006;
Debt as a percentage of invested capital of 33% at the end of the first quarter compared to 35% at the end of 2006 and 40% at the end of 2005;
Selling, General and Administrative expenses at 5.8% of revenues, down from 6.6% a year earlier and 6.7% last quarter.

MONTREAL, CANADA - April 24, 2007 - Alcan Inc. today reported record operating earnings of $1.67 per common share in the first quarter of 2007 compared to $1.26 a year ago and $1.09 in the fourth quarter of 2006.

"Alcan's continued focus on execution has helped deliver another outstanding result this quarter," said Dick Evans, President and CEO. "Ongoing financial discipline, combined with the favourable business conditions that prevailed during the quarter, boosted earnings and returns on capital employed to new levels. Looking forward, our strong cash flow performance and positive outlook continue to provide the financial flexibility to consider multiple options for capital allocation," he continued.

"An improved performance across all business groups reflects our sustained emphasis on cost control, financial discipline and profitable growth. Alcan's increased earnings power continues to come into focus through these results and, considering the current strength in the primary metal market and our favourable competitive position, we expect to see continued positive results in the second quarter," he concluded.

*Note: All amounts in this press release are expressed in US dollars unless otherwise stated. This press release includes a number of measures for which no meaning is prescribed by generally accepted accounting principles (GAAP). Refer to the section "Definitions" for an explanation of these measures.

	First Quarter		Fourth Quarter
($ millions, except where indicated)	2007	2006	2006
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items	618	473	406

Foreign currency balance sheet translation	(19)	(9)	97
Other Specified Items (OSIs)	(9)	(10)	(85)

Income from continuing operations	590	454	418
Income from discontinued operations	1	3	4
Cumulative effect of accounting change	-	(4)	-
Net income	591	453	422
Basic earnings per common share ($ per common share)
Operating earnings	1.67	1.26	1.09
Income from continuing operations	1.60	1.21	1.12
Net income	1.60	1.21	1.13
Average number of common shares outstanding (millions)	367.1	373.1	371.5

Operating Earnings

Operating earnings from continuing operations exclude foreign currency balance sheet translation effects and Other Specified Items (OSIs). Operating earnings of $618 million in the first quarter of 2007 were $145 million higher than in the comparable quarter a year ago. The improvement mainly reflected higher aluminum prices and better pricing, product mix and volumes in the downstream businesses. These were partly offset by increased raw materials and energy costs, a reduction of technology license fees recognized in relation to the Oman smelter project, unfavourable non-cash mark-to-market adjustments on derivatives as well as the negative impact of stronger European currencies. Compared to the fourth quarter of 2006, operating earnings were up $212 million, mainly reflecting increased aluminum prices, favourable non-cash mark-to-market adjustments on derivatives, improved pricing and product mix mainly in Engineered Products, lower head office costs and higher volumes in the downstream businesses principally due to seasonality. These benefits more than offset higher costs for raw materials and energy, as well as lower volumes in the upstream businesses.

Included in operating earnings for the first quarter of 2007 were non-cash mark-to-market charges on derivatives of $0.02 per common share as compared to gains of $0.03 a year earlier and charges of $0.17 in the fourth quarter of 2006.

Income from Continuing Operations

Income from continuing operations was $590 million or $1.60 per common share for the first quarter of 2007 versus income of $454 million or $1.21 a year earlier and income of $418 million or $1.12 in the fourth quarter of 2006.

Included in income from continuing operations for the first quarter of 2007 was a primarily non-cash, after-tax loss of $19 million or $0.05 per common share for the effects of foreign currency balance sheet translation, compared to an after-tax loss of $9 million or $0.02 in the year-ago quarter and an after-tax gain of $97 million or $0.26 in the fourth quarter of 2006.

Also included in income from continuing operations for the first quarter of 2007 were after-tax charges of $9 million or $0.02 per common share for OSIs. These were comprised mainly of restructuring charges of $7 million which included costs related to the Company's Affimet aluminum recycling plant in Compiègne, France.

Net Income

Including OSIs, foreign currency balance sheet translation, and discontinued operations, net income was $591 million or $1.60 per common share for the first quarter of 2007.

Sales and Operating Revenues
	First Quarter		Fourth Quarter
($ millions, unless otherwise noted)	2007	2006	2006

Sales and operating revenues ($M)	6,420	5,550	6,219
Shipment volumes (kt)
Ingot products *	744	749	776
Aluminum used in engineered products & packaging	342	337	314
Total aluminum volume	1,086	1,086	1,090
Aluminum pricing data ($ per tonne)
Ingot product realizations *	2,835	2,454	2,712
Average LME 3-month price (one-month lag)	2,760	2,369	2,631
* The bulk of Alcan's ingot product sales are based on the LME 3-month price with a one-month lag plus a local market premium and any applicable product premium.

Sales and operating revenues of $6,420 million were up $870 million compared to the year-ago quarter mainly reflecting higher aluminum prices as well as favourable pricing, product mix and volumes in downstream businesses. Compared to the fourth quarter of 2006, sales and operating revenues increased by $201 million mainly as a result of higher aluminum prices, increased volumes in downstream businesses and product mix and pricing improvements, mainly in Engineered Products.

The average realized price on sales of ingot products during the first quarter was up $381 per tonne from the year-ago quarter and up $123 per tonne from the fourth quarter of 2006. The increases over both the year-ago and sequential quarters mainly reflected the impact of higher LME aluminum prices.

Cash Flow and Debt
	First Quarter		Fourth Quarter
($ millions, except where indicated)	2007	2006	2006

Cash flow from operating activities in continuing operations	582	362	1,104
Dividends	(75)	(58)	(76)
Capital expenditures	(312)	(426)	(610)
Free cash flow from continuing operations	195	(122)	418

Cash flow from operating activities in continuing operations increased by $220 million compared to the year-ago quarter and decreased by $522 million compared to the fourth quarter of 2006. The increase in cash from operating activities in continuing operations over the year-ago quarter mainly reflects higher earnings and a less unfavourable movement in operating working capital, partially offset by an unfavourable movement in deferred items. The decrease over the prior quarter principally reflects seasonally typical unfavourable movements in operating working capital and deferred items which more than offset higher earnings. Debt as a percentage of invested capital as at March 31, 2007 was 33%, down from 35% at the end of the fourth quarter of 2006 due to lower debt and higher equity.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	First Quarter		Fourth Quarter
($ millions)	2007	2006	2006
Business Group Profit (BGP)
Bauxite and Alumina	175	129	156
Primary Metal	844	758	755
Engineered Products	174	154	168
Packaging	140	146	109
Subtotal	1,333	1,187	1,188
Equity accounted joint venture eliminations	(47)	(71)	(19)
Change in fair market value of derivatives	(15)	14	(82)
	1,271	1,130	1,087
Corporate Items
Intersegment, corporate offices and other	(89)	(107)	(255)
Depreciation & amortization	(264)	(251)	(261)
Interest	(60)	(76)	(76)
Income taxes	(280)	(269)	(55)
Equity income (loss)	12	28	(21)
Minority interests	-	(1)	(1)
Income from continuing operations	590	454	418

Bauxite and Alumina: BGP for the first quarter was $175 million, an increase of $46 million compared to the year-ago quarter. Excluding OSIs and balance sheet translation effects, the year-over-year increase in BGP was $51 million or 40%. This improvement mainly reflected higher LME-linked contract prices for alumina (given the normal one-quarter lag) partially offset by the impact of the national strike in Guinea, lower shipment volumes, higher raw material and operating costs and exchange losses due to the strengthening Australian dollar. On a sequential basis, BGP for the group was $19 million above the previous quarter. Excluding OSIs and balance sheet translation effects, BGP increased by $17 million or 10%, reflecting higher LME-linked contract prices partially offset by the impact of the national strike in Guinea, higher operating costs and lower shipment volumes. The national strike in Guinea cost the business group $21 million in BGP in the first quarter, and is expected to cost an additional $12 million in BGP in the second quarter. Results for the second quarter of 2007 are expected to be higher than the first quarter as a result of higher LME-linked contract prices and a reduced impact of Guinea's national strike.

Primary Metal: BGP for the first quarter was a business group record at $844 million, up $86 million as compared to the year-ago quarter. Excluding OSIs and balance sheet translation effects, the year-over-year increase in BGP was $90 million or 12%. The improvement mainly reflected higher aluminum prices as well as additional contribution from the acquisition of the cathode producer Carbone Savoie, partially offset by higher input costs (alumina, electricity and fuel-related raw material costs), lower revenues from the sale of technology (mainly the non-recurrence of revenue associated with the Oman project), the adverse impact of the stronger European currencies on costs and higher operating costs.

On a sequential quarter basis, BGP increased by $89 million. Excluding OSIs and balance sheet translation effects, BGP increased by $112 million or 15%, reflecting higher aluminum prices and lower operating costs. These favourable impacts were partially offset by higher input costs (alumina, electricity and fuel-related raw material costs), lower volumes and lower contributions from power generation. Based on current forward prices for aluminum and rates for currency (including the recent weakening of the US dollar), results for the second quarter are expected to be similar to those of the first quarter.

Engineered Products: BGP for the first quarter was a business group record at $174 million, up $20 million or 13% from a year earlier. Excluding OSIs and balance sheet translation, the year-over-year increase in BGP was $21 million or 13%. The year-over-year improvement mainly reflected better prices and sales mix in most of the group's businesses, most notably Cable and Aerospace. This was partly offset by lower metal timing benefits, higher aluminum input costs and higher operating costs. On a sequential quarter basis, BGP increased by $6 million or 4%. Excluding OSIs and balance sheet translation effects, the sequential increase in BGP was $12 million or 7%, reflecting normal seasonal volume improvements, better prices and improved sales mix, partially offset by higher input and operating costs. BGP for the second quarter is expected to decline slightly due to margin pressure, mainly in the softer North American markets.

Packaging: BGP in the first quarter of $140 million was down $6 million or 4% from the prior-year quarter. Excluding the impact of OSIs, foreign currency balance sheet translation effects and lost contributions from divested businesses, BGP improved by $9 million or 7%. The year-on-year improvement was mainly due to volume growth initiatives, margin management in the face of input cost pressure and a stronger Euro compared to the US dollar. On a sequential quarter basis, BGP increased by $31 million or 28%. Excluding the impact of OSIs, foreign currency balance sheet translation effects and lost contributions from divested businesses, BGP increased by $18 million or 14%. The growth drivers were stronger volumes from both seasonal effects and organic growth initiatives plus cost savings measures. BGP in the second quarter of 2007 is expected to improve compared to the first quarter as progress continues to be made in operating efficiencies.

Corporate Items

The Intersegment, corporate offices and other expense category includes corporate head office costs as well as other non-operating items and the elimination of profits on intersegment sales of aluminum. The reduction of $18 million compared to the first quarter of 2006 mainly reflects share-based compensation. The reduction of $166 million compared to the fourth quarter of 2006 reflects mainly the reduction of restructuring, asset impairment and closed-site asset retirement obligation charges as well as lower head office costs.

Depreciation and amortization expenses were $13 million higher than in the year-ago quarter primarily reflecting increased depreciation at the Gove alumina refinery in Australia. Depreciation and amortization expenses were comparable to the prior quarter.

Interest expense, net of capitalized interest, was $16 million lower than in both the year-ago and prior-year quarters mainly reflecting a higher level of capitalized interest and reduced debt levels. In the first quarter of 2007, capitalized interest was $23 million compared to $14 million a year ago and $16 million in the fourth quarter of 2006, all largely related to the Gove expansion.

The Company's effective tax rate on income from continuing operations was 33% in the first quarter. Balance sheet translation losses due to the strengthening of the Canadian dollar increased the effective tax rate.

Share Repurchase Program

As at March 31, 2007, Alcan had purchased 9,831,200 common shares at an average price of $47.42 per share for a total cost of $466 million. This represents 52% of the total number of shares approved for repurchase.

OUTLOOK

For 2007, world primary aluminum consumption is forecast to increase by approximately 8.9% (6.9% in 2006), while production from new capacity and restarts is expected to increase world supply by about 10% (6.4% in 2006). As a consequence the company expects the market to generate a modest surplus in 2007 of approximately 200 kt, versus a deficit of 162 kt in 2006. This would represent about 0.5% of estimated total world supply in 2007. Inventories, as expressed in weeks of shipments, are expected to remain at historically low levels of about five and a half weeks.

KEY EARNINGS SENSITIVITIES

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on income from continuing operations, net of hedging and forward sales.

	Increase in rate / price	In millions of $	$ / common share

Economic impact of changes in period-average exchange rates
European currencies	$0.10	(50)	(0.14)
Canadian dollar	$0.10	(150)	(0.42)
Australian dollar	$0.10	(70)	(0.19)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	$0.10	(230)	(0.63)
Australian dollar	$0.10	(25)	(0.07)

Economic impact of changes in period-average LME prices*
Aluminum	$100/t	190	0.51
* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations. Sensitivities are updated as required to reflect changes in the company's commercial arrangements and portfolio of operations. Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

Cautionary Statement

Statements made in this quarterly earnings press release which describe the company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "would," "estimates," "plans," "anticipates" or the negative thereof or other variations thereon. All statements that address the company's expectations or projections about the future including statements about the company's growth, cost reduction goals, operations, reorganization plans, expenditures and financial results are forward-looking statements. Such statements may be based on the company's own research and analysis. The company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Reference should be made to the company's most recent Annual Report on Form 10-K for a list of factors that could cause such differences.

Important factors which could cause such differences include: changes in global supply and demand conditions for aluminum and other products; cyclical demand and pricing within the principal markets for the company's products; changes in the relative value of various currencies; fluctuations in the supply of and prices for power in the areas in which the company maintains production facilities; changes in aluminum ingot prices and changes in raw material costs and availability; competition in highly competitive markets; changes in prevailing interest rates and equity market returns related to pension plan investments; economic, regulatory and political factors within the countries in which the company operates or sells its products; the risk of significant losses from trading operations, including losses due to market and credit risks associated with derivatives; changes in government regulations, particularly those affecting environmental, health or safety compliance; risks related to the use of hazardous materials in manufacturing processes; delay and cost risks related to significant capital projects; the consequences of transferring most of the aluminum rolled products businesses operated by the company to Novelis Inc.; relationships with, and financial and operating conditions of, customers and suppliers; willingness of customers to accept substitution by competing products; major changes in technology that affect the company's competitiveness; potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war; the effect of international trade disputes on the company's ability to import materials, export its products and compete internationally; the effect of integrating acquired businesses and the ability to attain expected benefits; potential discovery of unanticipated commitments or other liabilities associated with the acquisition and integration or disposition of businesses; and other factors affecting the company's operations including, but not limited to, litigation, labour relations and negotiations and fiscal regimes.

The company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Furthermore, the company undertakes no obligation, in relation to future quarterly earnings disclosures, to release publicly any information on an interim basis prior to the final earnings disclosure.

DEFINITIONS

"$" all amounts are in US dollars.

"Business Group Profit" (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges, pension actuarial gains, losses and other adjustments, and unrealized gains and losses on derivatives, that are not under the control of the Business Groups or are not considered in the measurement of their profitability. These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters. Financial information for individual business groups includes the results of certain joint ventures and other investments accounted for using the equity method on a proportionately consolidated basis, which is consistent with the way the business groups are managed. However, the BGP of these joint ventures and equity-accounted investments is removed from total BGP for the company and the net after-tax results are reported as equity income. The unrealized change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP. This presentation provides a more accurate portrayal of underlying business group results and is in line with the company's portfolio approach to risk management.

"Debt as a percentage of invested capital" does not have a uniform definition. Because other issuers may calculate debt as a percentage of invested capital differently, Alcan's calculation may not be comparable to other companies' calculations. The figure is calculated by dividing borrowings by total invested capital. Total invested capital is equal to the sum of borrowings and equity, including minority interests. The company believes that debt as a percentage of invested capital can be a useful measure of its financial leverage as it indicates the extent to which it is financed by debt holders. The measure is widely used by the investment community and credit rating agencies to assess the relative amounts of capital put at risk by debt holders and equity investors.

"Derivatives" including forward contracts, swaps and options are financial instruments used by the company to manage the specific risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices. Mark-to-market gains and losses on derivatives will be offset over time by gains and losses on the underlying exposures.

"Foreign currency balance sheet translation" effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into US dollars for reporting purposes. Although these effects are primarily non-cash in nature, they can have a significant impact on the company's net income.

"Free cash flow from continuing operations" consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management believes that free cash flow, for which there is no comparable GAAP measure, is relevant to investors as it provides an indication of the cash generated internally that is available for investment opportunities and debt service.

"GAAP" refers to US Generally Accepted Accounting Principles.

"LME" refers to the London Metal Exchange.

"Other Specified Items" (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

"Operating earnings from continuing operations" is presented in addition to income from continuing operations and reported net income. Operating earnings from continuing operations are not calculated in accordance with US GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available. The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management. The company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the company.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Tuesday, April 24, 2007 at 10:00 a.m. EDT and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following websites: www.sec.gov (US) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging today's Alcan is well positioned to meet and exceed its customers' needs. Alcan is represented by 68,000 employees, including its joint-ventures, in 61 countries and regions, and posted revenues of $23.6 billion in 2006. The company has featured on the Dow Jones Sustainability World Index consecutively since 2003. For more information, please visit: www.alcan.com.

MEDIA CONTACT: Anik Michaud	INVESTOR CONTACT: Simon Ellinor
Tel.: (514) 848-8151	Tel. (514) 848-8368
Conference call numbers:	Conference call numbers:
North America (877) 652-1294	North America (877) 421-3963
Local & overseas (706) 643-7783	Local & overseas (706) 643-9535

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME (unaudited)

Three months ended March 31	2007	2006
(in millions of US$, except per share amounts)
Sales and operating revenues	6,420	5,550

Costs and expenses
Cost of sales and operating expenses, excluding depreciation and
amortization noted below	4,801	4,128
Depreciation and amortization	264	251
Selling, administrative and general expenses	374	364
Research and development expenses	54	52
Interest	60	76
Restructuring charges - net	12	14
Other income - net	(3)	(31)
	5,562	4,854
Income from continuing operations before income taxes and other items	858	696
Income taxes	280	269
Income from continuing operations before other items	578	427
Equity income	12	28
Minority interests	-	(1)
Income from continuing operations	590	454
Income from discontinued operations	1	3
Income before cumulative effect of accounting change	591	457
Cumulative effect of accounting change, net of income
taxes of $2 in 2006	-	(4)
Net income	591	453
Dividends on preference shares	3	2
Net income attributable to common shareholders	588	451
Earnings (Loss) per share
Basic:
Income from continuing operations	1.60	1.21
Income from discontinued operations	-	0.01
Cumulative effect of accounting change	-	(0.01)
Net income per common share - basic	1.60	1.21
Diluted:
Income from continuing operations	1.59	1.20
Income from discontinued operations	-	0.01
Cumulative effect of accounting change	-	(0.01)
Net income per common share - diluted	1.59	1.20
Dividends per common share	0.20	0.15

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited)

	March 31, 2007	December 31, 2006
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	186	229
Trade receivables (net of allowances of $67 in 2007 and $58 in 2006)	3,106	2,910
Other receivables and deferred charges	1,171	1,195
Deferred income taxes	139	152
Inventories	3,228	3,186
Current assets held for sale	4	5
Total current assets	7,834	7,677

Deferred charges and other assets	1,070	1,087
Investments	1,476	1,509
Deferred income taxes	911	989
Property, plant and equipment
Cost (excluding construction work in progress)	18,942	18,698
Construction work in progress	2,447	2,294
Accumulated depreciation	(8,800)	(8,592)
	12,589	12,400
Intangible assets, net of accumulated amortization of $370 in 2007
and $346 in 2006	655	676
Goodwill	4,597	4,599
Long-term assets held for sale	1	2
Total assets	29,133	28,939

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd) (unaudited)

	March 31, 2007	December 31, 2006
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	5,335	5,430
Short-term borrowings	579	467
Debt maturing within one year	32	36
Deferred income taxes	35	46
Total current liabilities	5,981	5,979

Debt not maturing within one year	5,169	5,476
Deferred credits and other liabilities	1,681	1,787
Post-retirement benefits	3,363	3,381
Deferred income taxes	1,143	1,151
Minority interests	71	71

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,275	6,235
Additional paid-in capital	664	672
Retained earnings	4,772	4,281
Common shares held by a subsidiary	(31)	(31)
Accumulated other comprehensive loss	(115)	(223)
	11,565	10,934
	11,725	11,094

Total liabilities and shareholders' equity	29,133	28,939

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

Three months ended March 31	2007	2006
(in millions of US$)

OPERATING ACTIVITIES

Income from continuing operations	590	454
Adjustments to determine cash from operating activities:
Depreciation and amortization	264	251
Deferred income taxes	67	144
Equity loss (income), net of dividends	8	(16)
Asset impairment charges	1	9
Gain on disposal of businesses and investments - net	(4)	-
Stock option expense	2	25
Change in operating working capital
Change in receivables	(165)	(539)
Change in inventories	(27)	(78)
Change in payables and accrued liabilities	(141)	20
Change in deferred charges, other assets, deferred credits and
other liabilities, and post-retirement benefits - net	(7)	92
Other - net	(6)	-
Cash from operating activities	582	362

FINANCING ACTIVITIES

Proceeds from issuance of new debt - net of issuance costs	13	17
Debt repayments	(344)	(66)
Short-term borrowings - net	108	(36)
Common shares issued	28	66
Dividends - Alcan shareholders (including preference)	(75)	(57)
- Minority interests	-	(1)
Cash used for financing activities	(270)	(77)

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) (unaudited)

Three months ended March 31	2007	2006
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(312)	(426)
Business acquisitions and purchase of investments, net of cash and time
deposits acquired	(2)	(38)
Net proceeds from disposal of businesses, investments and other assets	7	198
Other	(49)	-
Cash used for investment activities	(356)	(266)

Effect of exchange rate changes on cash and time deposits	1	3
(Decrease) Increase in cash and time deposits	(43)	22

Cash and time deposits - beginning of period	229	181
Cash and time deposits - end of period	186	203

ALCAN INC.
(in millions of US$, except where indicated)

1. BASIS OF PRESENTATION

The unaudited interim consolidated financial information is based upon accounting policies and methods of their application consistent with those used and described in the Company's annual consolidated financial statements as contained in the most recent Annual Report on Form 10-K (Form 10-K), except for the new accounting policy that has been adopted effective January 1, 2007. The unaudited interim consolidated financial information does not include all of the financial statement disclosures included in the annual and quarterly financial statements prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and therefore should be read in conjunction with the Company's most recent Form 10-K.

In the opinion of management of the Company, the unaudited interim consolidated financial information reflects all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with US GAAP. The results reported in this unaudited interim consolidated financial information are not necessarily indicative of the results that may be expected for the entire year.

2. ACCOUNTING CHANGES

FIN 48 - Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). Under FIN 48, the Company may recognize the tax benefit from a tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and expanded income tax disclosures.

On January 1, 2007, the Company recorded a $28 net increase in the liability for unrecognized tax benefits. This net increase in liabilities resulted in a decrease to the January 1, 2007 balance of Retained earnings of $21, a net decrease in Deferred tax liabilities of $8 and a reduction of $1 in equity-accounted investments in Deferred charges and other assets.

3. CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the first quarter ended March 31, 2007 and 2006 were $83 and $90, respectively, of which $23 and $14 were capitalized.

4. SUBSEQUENT EVENTS

Effective April 2, 2007, the Company terminated a program to sell to a third party an undivided interest in up to $125 (€ 95 million) of selected trade receivables without recourse.

4. SUBSEQUENT EVENTS (cont'd)

On April 12, 2007, the Company announced its intention to sell its 45% interest in India's Utkal Alumina International Limited (Utkal). The Utkal project, which involves the development of a new bauxite mine and alumina refinery in the Indian state of Orissa and is currently in an engineering phase, will continue to benefit from an Alcan technology supply agreement. The Company has already taken initial steps leading to the sale process and expects completion during the second quarter of 2007.

On April 23, 2007, the Company reached an agreement in principle to sell its Satma subsidiary to ALMECO Spa. Located in Goncelin (France), Satma manufactures and sells capacitor foil for the electronic industry as well as anodized strip for the lighting and decoration markets. Final terms of the agreement are expected to be completed following the conclusion of consultations with employee representatives. The transaction is anticipated to close by the end of May 2007.

Montreal, Canada
24 April 2007